UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Hubbard, David
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCSA")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December, 1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Chief Technology Officer

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|

No securities owned
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).


-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options (1)     |$0.26456|May   | A  | | 113,394   |   | (2) |May  |Class A     |113,394| $0    |            |   |           |
(Right to Buy)        |        |16,   |    | |           |   |     |15,  |Common      |       |       |            |   |           |
                      |        |1997  |    | |           |   |     |2007 |Stock       |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options (1)     |$2.50   |Sep   | A  | |   6,606   |   | (3) |Jan  |Class A     |  6,606| $0    |            |   |           |
(Right to Buy)        |        |25,   |    | |           |   |     |31,  |Common      |       |       |            |   |           |
                      |        |1998  |    | |           |   |     |2006 |Stock       |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options (1)     |$2.50   |Nov   | A  | | 10,000    |   | (4) |Jan. |Class A     | 10,000| $0    | 130,000    | D |           |
(Right to Buy)        |        |25,   |    | |           |   |     |31,  |Common      |       |       |            |   |           |
                      |        |1998  |    | |           |   |     |2006 |Stock       |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) All stock options were granted under Internet Commerce Corporation's 1994 Stock Option Plan and vest upon becoming exercisable.

(2) 37,798 of these stock options became exercisable on May 16, 1997, 37,798 became exercisable on May 16, 1998 and the remaining 37,798 became exercisable on November 18, 1998.

(3) 2,202 of these stock options became exercisable on September 25, 1998 and the remaining 4,404 became exercisable on November 18, 1998.

(4) 3,334 of these stock options became exercisable on November 25, 1998, 1,334 became exercisable on February 5, 1999, 1,333 became exercisable on April 21, 1999, 1,333 became exercisable on April 29, 1999, 1,334 became exercisable on November 29, 1999 and the remaining 1,333 became exercisable on December 14, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                               /s/ David Hubbard
                                               --------------------------------
                                               ** Signature of Reporting Person

                                               December 22, 1999
                                               -----------------
                                               Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
                                                                     Page 2 of 2